Exhibit 10.7

FORM (FOR GERMAN EMPLOYEES) OF

LYDALL, INC.

PERFORMANCE SHARE AWARD AGREEMENT

(Three-Year Period)

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is made between Lydall, Inc., a Delaware corporation (“Lydall” or the “Company”), and the recipient (the “Recipient”) with respect to an Award under Lydall’s 2012 Stock Incentive Plan (the “Plan”) pursuant to the award letter (the “Award Letter”), dated [_________], from Lydall to the Recipient. All capitalized terms used but not defined in this Agreement shall have the same meanings that have been ascribed to them in the Plan, unless the context clearly requires otherwise.

1. Grant of Performance Shares. On the Date of Grant (as defined in the Award Letter), the Recipient has been granted the number of shares of Restricted Stock as set forth in the Award Letter (the “Performance Shares”). The Performance Shares are subject to the terms and conditions set forth in the Award Letter, this Agreement and the Plan. By accepting this Agreement, Recipient understands that the Performance Shares will be forfeited unless both (a) the Performance Objectives (as defined below) are met and (b) the Recipient remains in employment by the Company through the date of the Certification (as defined below).

2. Acceptance of Award. The Recipient shall have no rights with respect to the Performance Shares unless the Recipient accepts this Agreement no later than the close of business on the date that is sixty (60) days after the Date of Grant. Such acceptance shall be effected by accessing the website of Lydall’s administrative agent (the “Administrative Agent”), referenced in the Award Letter and completing the required on-line grant acknowledgment process.

3. Ownership of Performance Shares; No Rights to Dividends on Performance Shares That Do Not Vest. As soon as practicable after the acceptance of the Award by the Recipient, Lydall will cause the Performance Shares to be issued in book entry form in the name of the Recipient, whereupon they will be held for the benefit of the Recipient by the Administrative Agent until the Performance Shares vest or are forfeited in accordance with the terms and conditions of the Plan and this Agreement. Upon such issue, the Recipient shall be the holder of record of the Performance Shares granted hereunder and will have, subject to the terms and conditions of the Plan and this Agreement, voting rights of a stockholder with respect to such Shares. Lydall shall retain custody of all Unvested Dividends made or declared with respect to the Performance Shares, subject to the same restrictions, terms and conditions as are applicable to the Performance Shares, until such time, if ever, as the Performance Shares shall vest.

4. Performance Condition.

(a) Period. The Performance Period for the Performance Shares is defined in the Award Letter.

(b) Performance Objectives. The actual number of Shares eligible for vesting will depend upon satisfaction of the Performance Objectives as defined below. To the extent this Award is intended to be a Section 162(m) Award, this Award shall be subject to Section 9(h) of the Plan. The “Performance Objectives” shall be the EPS (as defined below) for the last full fiscal year of the Performance Period compared to the target for such fiscal year (the “EPS Target”) established by the Plan Administrator, as stated in the Award Letter and calculated as set forth in the following table:

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	EPS Achievement	“Vesting Percentage” of Performance Shares
Below Threshold	Less than 95% of EPS Target	None
Threshold	95% of EPS Target	80%
Target	100% of EPS Target	100%
Maximum	110% of EPS Target	120%

For purposes of the foregoing, “EPS” means the diluted net income per share of Common Stock of Lydall for the last year of the Performance Period, as set forth in the audited financial statements of Lydall, as may be adjusted by the Plan Administrator pursuant to the terms of the Plan. Any adjustments with respect to Section 162(m) Awards shall be subject to compliance with Section 162(m).

The Vesting Percentage of the Performance Shares where performance achievement is between Threshold and Target will be scaled on a linear basis from 80% to 100%, and the Vesting Percentage of the Performance Shares where performance achievement is between Target and Maximum will be scaled on a linear basis from 100% to 120%.

EPS will be rounded to the nearest whole cent, and the number of Performance Shares determined by the Vesting Percentage will be rounded to the nearest whole share. All other calculations will be rounded to two decimal places. In the event that, in determining the EPS for the last full fiscal year of the Performance Period, the Plan Administrator adjusts the diluted net income per share of Common Stock from that set forth in the audited financial statements of Lydall, the Certification may include a brief statement setting forth the amount of the adjustment and the reasons therefor. Any adjustments with respect to Section 162(m) Awards shall be subject to compliance with Section 162(m).

(c) Determination of Level of Performance Objectives Achieved. As soon as practicable following the completion of the Performance Period and the preparation of Lydall’s audited financial statements for the applicable period, the Plan Administrator shall (a) determine the satisfaction of the Performance Objectives and (b) certify in writing, in accordance with the requirements of Section 162(m) to the extent applicable, the extent to which the Performance Objectives have been achieved, if at all, and the Vesting Percentage as defined in 4(b) resulting therefrom (such certification being hereinafter referred to as the “Certification”).

(d) Delivery of Vested Shares. Following the Certification, the Recipient shall be entitled to receive that number of Shares calculated by multiplying the number of Performance Shares set forth in the Award Letter by the Vesting Percentage set forth in the Certification, together with any Unvested Dividends relating thereto, provided the Recipient has settled all applicable tax withholding obligations arising from the vesting of the Award, as set forth in Section 6 below. All such vested Shares to which the Recipient is entitled, together with any Unvested Dividends, if any, relating thereto and any additional Performance Shares, if any, to which the Recipient is entitled by virtue of the Vesting Percentage being in excess of 100%, shall be released or delivered, as applicable, to the Recipient as soon as reasonably practical after the date of the Certification. Delivery of Shares will be made electronically via book entry to an account in the name of the Recipient maintained with Lydall’s transfer agent. In connection therewith, the Recipient agrees to execute any documents reasonably requested by Lydall or the Administrative Agent.

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5. Forfeiture; Transfer Restrictions.

(a) All Performance Shares that do not vest pursuant to Section 4, as well as any Unvested Dividends relating to the Performance Shares that do not vest, shall be forfeited, effective as of the date of the Certification.

(b) If the Recipient’s employment with the Company terminates for any reason whatsoever prior to the date on which the Certification is made, then, effective upon the date of such termination, all of the Performance Shares, as well as any Unvested Dividends relating thereto, shall be forfeited.

(c) Neither the Performance Shares, nor the Recipient’s interest in any of the Performance Shares or Unvested Dividends, may be encumbered, sold, assigned, transferred, pledged or otherwise disposed of at any time prior to the date of the Certification. In the event any such action is taken, all of the Performance Shares evidenced by this Agreement, as well as any Unvested Dividends relating thereto, shall thereupon automatically be forfeited, effective as of the date of such event.

(d) All forfeited Shares shall be delivered promptly to Lydall by the Administrative Agent, and Lydall shall direct the transfer agent and registrar of the Common Stock to make appropriate entries upon its or their records.

(e) The Plan Administrator shall make all determinations as to whether an event has occurred resulting in the forfeiture of Performance Shares and any related Unvested Dividends, and all such determinations of the Plan Administrator shall be final and conclusive.

(f) The Performance Shares shall be subject to the forfeiture and recoupment provisions of Section 10(a) of the Plan.

6. Taxation.

(a) The Recipient recognizes and agrees that the allocation or issue of Performance Shares constitutes a cash benefit that may be subject to inland payroll tax/income tax and that the Recipient is solely responsible for payment of such tax liabilities. The Company expressly provides no tax advice to the Recipient and recommends that the Recipient seek personal tax advice.

(b) The Recipient undertakes to satisfy all tax liabilities relating to the allocation and issue of the Performance Shares, including possible commitments to pay tax, properly, on time and in due form. The Recipient shall compensate Lydall Gerhardi GmbH & Co. KG and Lydall for all damages incurred by either company as the result of the Recipient’s failure to meet his/her taxation obligations and duties under fiscal law, properly or on time. Should Lydall Gerhardi GmbH & Co. KG and Lydall suffer damages from a breach of such fiscal obligations on the part of the Recipient, either or both companies shall be entitled to assert claims directly against the Recipient.

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(c) Lydall Gerhardi GmbH & Co. KG and the Recipient agree that all payments made by Lydall Gerhardi GmbH & Co. KG on the Recipient’s payroll/income tax debts to third parties, particularly to any tax authority, shall be made exclusively and solely for account of the Recipient. If Lydall Gerhardi GmbH & Co. KG has made payments on or in connection with the Recipient’s tax debts that are covered by the withholding (and payment) of the Recipient’s claims to remuneration, the Recipient undertakes to reimburse Lydall Gerhardi GmbH & Co. KG immediately for such payments.

(d) Unless otherwise determined by the Plan Administrator, Recipient’s tax withholding liability will be satisfied through “net withholding” whereby the number of vested Shares actually delivered to the Recipient is reduced by a number of Shares with a fair market value of the Common Stock on the vesting date equal to the Company’s minimum statutory withholding tax liability outlined in (b) above.

7. No Employment Rights. Nothing in this Agreement shall be deemed to: (a) confer or be deemed to confer upon the Recipient any right to continue in the employ of the Company or in any way affect the right of the Company to dismiss or otherwise terminate the Recipient’s employment at any time for any reason with or without cause, (b) impose upon the Company any liability for any forfeiture of Performance Shares which may result if the Recipient’s employment is terminated, or (c) affect the Company’s right to terminate or modify any contractual relationship with a Recipient who is not an employee of the Company.

8. Changes in Capitalization. Neither this Agreement nor the grant of the Performance Shares shall affect in any way the right or power of Lydall or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Lydall’s capital structure or its business, or any merger or consolidation of Lydall or any Lydall Affiliate, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Lydall or any Lydall Affiliate, or any sale or transfer of all or any part of Lydall’s assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

9. Change in Control. Upon a Change in Control Event or other Reorganization Event, the Performance Shares shall be subject to the terms of the Plan.

10. Plan Terms and Plan Administrator Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Plan Administrator may adopt for the administration of the Plan. It is expressly understood that the Plan Administrator is authorized to administer, construe and make, in its sole and absolute discretion, all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. This Agreement shall be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall control.

11. Miscellaneous

(a) Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless authorized by the Plan Administrator, and no amendment or modification of this Agreement may be made without Recipient’s consent except as permitted by Section 9(e) of the Plan.

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(b) Notices. Except as otherwise provided herein, every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to Lydall’s Vice President, General Counsel and Secretary, with a copy to its Vice President of Human Resources, both at Lydall, Inc., One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Recipient may be given to the Recipient personally or may be mailed to him or her at the last address designated for the Recipient on the employment records of the Company. For purposes of this section, the term “mailed” includes electronic delivery methods.

(c) Appointment of Agent. By accepting the Performance Shares evidenced by this Agreement, the Recipient hereby irrevocably nominates, constitutes and appoints each of Lydall’s Vice President of Human Resources and the Administrative Agent as his or her agent and attorney-in-fact to take any and all actions and to execute any and all documents, in the name and on behalf of the Recipient, for any purpose necessary or convenient for the administration of the Plan and this Agreement. This power is intended as a power coupled with an interest and shall survive the Recipient’s death. In addition, it is intended as a durable power and shall survive the Recipient’s incapacity. Lydall has the right to change the appointed transfer agent or Administrative Agent from time to time.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware, and the Recipient agrees to the exclusive jurisdiction of Connecticut courts.

(e) Compliance with Laws. The issuance or delivery of Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. Lydall shall not be obligated to issue or deliver to Recipient any Shares pursuant to this Agreement if such issuance or delivery would violate any such requirements.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Company and the Recipient shall be enforceable to the fullest extent permitted by law.

12. Statute of Limitations. The Recipient hereby agrees that there shall be a one-year statute of limitations for the filing of any claim relating to this Agreement or the terms or conditions of the Performance Shares. If such a claim is filed more than one year subsequent to the earlier of the date on which the vesting of the Performance Shares is scheduled to occur or termination of the Recipient’s employment, it shall be precluded by this provision, whether or not the claim has accrued at that time.

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13. Data Privacy. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, his or her employer or contracting party and Lydall for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. The Recipient understands that Lydall holds certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, work location and phone number, date of birth, hire date, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Recipient understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these third parties may be located in the Recipient’s country or elsewhere, and that such third party’s country may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that he or she may request a list with the names and addresses of any potential third parties receiving the Personal Data by contacting in writing the individuals listed in Section 11(b) of this Agreement. The Recipient authorizes such third parties to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan. The Recipient understands that Personal Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Recipient understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the individuals listed in Section 11(b) of this Agreement. The Recipient understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact in writing the individuals listed in Section 11(b) of this Agreement.

14. Nature of the Grant. By entering into this agreement and accepting the grant of Performance Shares, Recipient acknowledges that: (i) the Plan is established voluntarily by Lydall, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lydall at any time unless otherwise provided in the Plan and this Agreement; (ii) the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Plan Administrator; (iv) the Recipient’s participation in the Plan shall not create a right to further employment with the Recipient’s employer and shall not interfere with the ability of the Recipient’s employer to terminate the Recipient’s employment relationship at any time with or without cause; (v) the Recipient’s participation in the Plan is voluntary; (vi) the Performance Share grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Lydall or Recipient’s employer, and which is outside the scope of the Recipient’s employment contract, if any; (vii) the Performance Share grant is not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event that Recipient’s employer is not Lydall, the grant of Performance Shares will not be interpreted to form an employment contract or relationship with Lydall; and furthermore, the grant of Performance Shares will not be interpreted to form an employment contract with Recipient’s employer or any subsidiary or affiliate of Lydall; and (ix) in consideration of the Performance Share grant, no claim or entitlement to compensation or damages shall arise from termination of the Performance Shares (for any reason whatsoever and whether or not in breach of local labor laws) and Recipient irrevocably releases Lydall and his or her employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

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IN WITNESS WHEREOF, the undersigned officer of Lydall has executed this Agreement.

LYDALL, INC.

By:	/s/ Dale G. Barnhart
Name: Dale G. Barnhart
Title: President and Chief Executive Officer

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